UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
140 New Montgomery Street, 9th Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.000001 per share	YELP	New York Stock Exchange LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 29, 2021, the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Yelp Inc. (the "Company"), pursuant to the authority delegated to it by the Board, approved compensation arrangements for the Company's executive officers (collectively, the "Executive Officers"). The Compensation Committee also approved compensation arrangements for James Miln, the Company's Senior Vice President, Finance and Investor Relations, who previously served as the Company's Interim Chief Financial Officer and is currently a named executive officer (as defined in Item 402(a)(3) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission ("SEC")) of the Company. The Executive Officers together with Mr. Miln are referred to in this current report as the "Officers."
Base Salaries
The Compensation Committee approved annual base salaries for each of the Officers as set forth in the table below, to be effective from January 1, 2021. The Compensation Committee determined not to make a change to the annual base salary of Mr. Schwarzbach or Mr. Miln at this time.

Officer	Title	2021 Annual Base Salary
Jeremy Stoppelman	Chief Executive Officer	$500,000.00
David Schwarzbach	Chief Financial Officer	$450,000.00
Joseph R. ("Jed") Nachman	Chief Operating Officer	$450,000.00
Vivek Patel	Chief Product Officer	$450,000.00
Laurence Wilson	Chief Administrative Officer & General Counsel	$450,000.00
James Miln	Senior Vice President, Finance and Investor Relations	$330,000.00
Restricted Stock Units
The Compensation Committee approved the grant of restricted stock units covering shares of the Company's common stock (the "RSUs") to the Officers as set forth below, the grant date for which will be February 5, 2021. The shares underlying each RSU will vest in equal quarterly installments over four years from the grant date, provided that the applicable Officer is providing services to the Company as of each such vesting date.

Officer	RSUs
Jeremy Stoppelman	119,417
David Schwarzbach	51,179
Jed Nachman	59,709
Vivek Patel	37,531
Laurence Wilson	34,119
James Miln	19,192
The RSUs will be granted pursuant to, and in accordance with, the terms and conditions of the Company's 2012 Equity Incentive Plan, as amended (the "Plan"), and the forms of RSU Agreement and Grant Notice previously filed with the SEC.
Performance-Based Awards
The Compensation Committee approved the grant of performance-based restricted stock units covering shares of the Company's common stock (the "Performance Awards") to the Officers as set forth below. The grant date of the Performance Awards will also be February 5, 2021. The vesting of the Performance Awards is subject to both the achievement of performance goals and a four-year, quarterly vesting schedule (the "Time-Based Vesting Schedule"), as described in more detail below.

	Performance Awards
Officer	Threshold	Target	Maximum
Jeremy Stoppelman	29,855	119,417	238,834
David Schwarzbach	12,795	51,179	102,358
Jed Nachman	14,928	59,709	119,418
Vivek Patel	9,383	37,531	75,062
Laurence Wilson	8,530	34,119	68,238
James Miln	1,600	6,398	12,796
A percentage of the target number of shares subject to the Performance Awards shown above, ranging from zero to 200%, will become eligible to vest based on the Company's level of achievement of performance goals set by the Compensation Committee for the Company's net revenue and adjusted EBITDA for the year ending December 31, 2021. For purposes of the Performance Awards, adjusted EBITDA is defined as the non-GAAP adjusted EBITDA financial measure as reported in the Company's periodic filings with the SEC, provided that the Compensation Committee may adjust such amount if it determines it would be more appropriate to achieve the objectives of the Performance Awards.
The Compensation Committee will determine the Company's level of achievement of the performance goals for the year ending December 31, 2021 with reference to a threshold, target and stretch goal for each metric. The Compensation Committee will then calculate the percentage of the target shares that will become eligible to vest, giving an equal weighting to each metric.
The Compensation Committee will make the final determination of the Company's level of achievement of the performance goals, and the shares subject to the Performance Awards that will become eligible to vest (the "Eligible Shares"), no later than March 15, 2022. On the quarterly vest date immediately following such determination, the Eligible Shares, if any, will vest to the extent that the applicable Officer has met the Time-Based Vesting Schedule as of such date. Thereafter, the Eligible Shares will continue vesting in accordance with the Time-Based Vesting Schedule, subject to the applicable Officer's continued service as of each such vesting date.
The Performance Awards will be granted pursuant to, and in accordance with, the terms and conditions of the Plan, as well as a Performance Award Agreement and Grant Notice previously filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 3, 2021	YELP INC.
		By:	/s/ David Schwarzbach
David Schwarzbach
Chief Financial Officer